Exhibit (d)(x)

SECOND AMENDMENT TO
EMPLOYEE AND DIRECTOR
INCENTIVE RESTRICTED SHARE PLAN OF
AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

WHEREAS, New York REIT, Inc. (f/k/a American Realty Capital New York Recovery REIT, Inc.) (the “Company”) maintains the Employee and Director Incentive Restricted Share Plan of American Realty Capital New York Recovery REIT, Inc. (the “Plan”);

WHEREAS, pursuant to Section 9 of the Plan, the Board of Directors of the Company (the “Board”) may at any time amend the Plan; and

WHEREAS, the Company desires to amend the Plan as set forth herein;

NOW, THEREFORE, pursuant to Section 9 of the Plan, effective as of April 29, 2014:

1.  The name of the Plan is hereby amended to be the “Employee and Director Incentive Restricted Share Plan of New York REIT, Inc.”

2.  All references in the Plan to “American Realty Capital New York Recovery REIT, Inc.” are hereby replaced with “New York, REIT, Inc.”.

3.  Section 1.2 of the Plan is hereby amended by deleting the defined terms “Director Shares” and “Retainer”.

4.  The last sentence of Section 2 of the Plan is hereby deleted in its entirety.

5.  The last two sentences of the last paragraph of Section 4.2 of the Plan are hereby deleted in their entirety.

6.  The first sentence of Section 5.2(a) of the Plan is hereby amended in its entirety to read as follows:

“The Committee may grant one or more Awards of Restricted Shares to any Participant.”

7.  Section 6 of the Plan is hereby amended in its entirety to read as follows:

“SECTION 6. [RESERVED].”

IN WITNESS WHEREOF, the Board has approved the amendment to the Plan as set forth herein and authorized the undersigned officer of the Company to execute this amendment and the undersigned has caused this amendment to be executed this 29th day of April, 2014.

NEW YORK REIT, INC.

By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer and Chairman of the Board of Directors